Valkyrie ETF Trust II 485BPOS

Exhibit 99.(h)(6)

Exhibit A to the Transfer Agent Servicing Agreement – Valkyrie ETF Trust II

Fund Names

Separate Series of Valkyrie ETF Trust II

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF